Exhibit 8.1

[Baker Botts Letterhead]

                        , 2003

Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (File No. 333—    ) (the "Registration Statement"), filed by Liberty Media Corporation, a Delaware corporation ("Liberty"), with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"), the resale, from time to time, of (i) 217,709,773 shares of Liberty's Series A common stock, par value $.01 per share (the "Shares") and (ii) $225,620,069 aggregate principal amount of Liberty's Floating Rate Senior Notes due 2006 (the "Notes") by Comcast QVC, Inc., the entity named as the selling securityholder in the prospectus forming part of the Registration Statement (the "Prospectus"). At your request, this opinion of counsel is being furnished to you for filing as Exhibit 8.1 to the Registration Statement. In providing this opinion, we have examined and are relying on the truth and accuracy at all relevant times of the statements and representations contained in (i) the Registration Statement, (ii) certain other filings made by Liberty with the Commission, and (iii) other information provided to us by Liberty. Any inaccuracy in any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

It is our opinion that the discussion in the Prospectus that is contained under the heading "Certain United States Federal Income Tax Considerations," insofar as it concerns conclusions of United States law, is an accurate general description, subject to the assumptions, qualifications, and limitations set forth therein, of the material federal income tax consequences of the acquisition, ownership and disposition of the Shares and the Notes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We do not admit by giving such consent that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

Baker Botts L.L.P.